Exhibit 99.1

NEWS RELEASE For more information, contact:

Paul D. Borja Executive Vice President / CFO (248) 312-2000 FOR IMMEDIATE RELEASE
FLAGSTAR RESPONDS TO UNUSUAL MARKET ACTIVITY
TROY, Mich. (September 15, 2010) — Flagstar Bancorp, Inc. (NYSE:FBC) (“Flagstar”) today responded to the unusual activity in the market for its common stock. Although it is generally Flagstar’s practice not to respond to market rumors, management believes that it is appropriate to do so in this case. Accordingly, Flagstar reaffirms its outlook for 2010 for key drivers as disclosed during its earnings call for the quarter ended June 30, 2010. The key drivers for 2010 are:
Target Asset size between $13 billion and $14 billion;
Residential Mortgage Originations between $22 billion and $26 billion;
Loan Sales between $22 billion and $26 billion;
Gain on Loan Sale Margin between 100 basis points and 115 basis points;
Net Interest Margin (Bank level) between 1.40% and 1.75%; and
Provision Expense between $200 million and $250 million.
“We look forward to releasing our operating results for Q3 and expect to introduce our 2011 outlook for key drivers during our third quarter earnings call,” said Joseph P. Campanelli, Chairman and Chief Executive Officer.
Flagstar, with $13.9 billion in total assets, is the largest savings bank headquartered in the Midwest and the largest financial institution headquartered in Michigan. At June 30, 2010, Flagstar operated 162 banking centers in Michigan, Indiana and Georgia and 48 home loan centers in 22 states. Flagstar originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit flagstar.com.
The information contained in this release speaks only as of today, and Flagstar disclaims any obligation to update or revise this information after the date of this release. The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.